Exhibit 12.1

November 15, 2019

Federated Adviser Series
4000 Ericsson Drive
Warrendale, PA 15806-7561

PNC Funds
One East Pratt Street
Baltimore, MD 21202

Re:	Reorganizations of Series of a Delaware Statutory Trust and Series of Another Delaware Statutory Trust

Ladies and Gentlemen:

Federated Adviser Series, a Delaware statutory trust (“Surviving Fund Trust”), on behalf of each of its segregated portfolios of assets (“series”) listed under the heading “Surviving Funds” on Schedule A attached hereto (“Schedule A”) (each, a “Surviving Fund”), and PNC Funds, also a Delaware statutory trust (“Reorganizing Fund Trust”), on behalf of each of its series listed under the heading “Reorganizing Funds” on Schedule A (each, a “Reorganizing Fund”),[1] have requested our opinion as to certain federal income tax consequences of the transaction between each Reorganizing Fund and the Surviving Fund listed on Schedule A opposite its name (each, a “corresponding Surviving Fund”) pursuant to the Agreement and Plan of Reorganization between them made as of August 2, 2019 (“Agreement”).[2] The Agreement contemplates each Reorganizing Fund transferring all or substantially all of its assets to its corresponding Surviving Fund (which is being established solely for the purpose of acquiring those assets and continuing that Reorganizing Fund’s business) in exchange solely for shares in that Surviving Fund and that Surviving Fund’s assumption of certain liabilities of that Reorganizing Fund, followed by that Reorganizing Fund’s distribution of those shares pro rata to its Shareholders in liquidation of that Reorganizing Fund (all the foregoing transactions involving each Reorganizing Fund and its corresponding Surviving Fund being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement and (2) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for these purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement and provided as contemplated in paragraph 8.6 thereof (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that that person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations being true and complete at the Closing Date and the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)               The transfer of all or substantially all of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares and Surviving Fund’s assumption of certain liabilities as provided in the Agreement (followed by the distribution of Surviving Fund Shares to the Reorganizing Fund Shareholders in dissolution, liquidation and termination of the Reorganizing Fund) will constitute a “reorganization” within the meaning of Section 368(a)(1)(F)[3], and the Surviving Fund and the Reorganizing Fund will each be a “party to a reorganization” within the meaning of Section 368(b).

(2)               No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Reorganizing Fund solely in exchange for Surviving Fund Shares.

(3)               No gain or loss will be recognized by the Reorganizing Fund upon the transfer of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares and Surviving Fund’s assumption of certain of the Reorganizing Fund’s liabilities or upon the distribution (whether actual or constructive) of Surviving Fund Shares to Reorganizing Fund Shareholders in exchange for their Reorganizing Fund Shares.

(4)               No gain or loss will be recognized by any Reorganizing Fund Shareholder upon the exchange of its Reorganizing Fund Shares for Surviving Fund Shares.

(5)               The aggregate tax basis of the Surviving Fund Shares received by each Reorganizing Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Reorganizing Fund Shares held by such Reorganizing Fund Shareholder immediately prior to the Reorganization. The holding period of Surviving Fund Shares received by each Reorganizing Fund Shareholder will include the period during which the Reorganizing Fund Shares exchanged therefor were held by such shareholder, provided the Reorganizing Fund Shares are held as capital assets at the time of the Reorganization.

(6)               The tax basis of the Reorganizing Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Reorganizing Fund immediately prior to the Reorganization. The holding period of the assets of the Reorganizing Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Reorganizing Fund.

(7)               For purposes of Section 381, the Surviving Fund will be treated just as the Reorganizing Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Reorganizing Fund’s taxable year, the Reorganizing Fund’s tax attributes enumerated in Section 381(c) of the Code will be taken into account by the Surviving Fund as if there had been no Reorganization, and the part of the Reorganizing Fund’s taxable year before the Reorganization will be part of the Surviving Fund’s taxable year that includes the Reorganization.

Our opinion regarding each Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for the information and use of the addressees, the Funds and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

SCHEDULE A

REORGANIZING FUNDS (series of Reorganizing Fund Trust)	SURVIVING FUNDS (series of Surviving Fund Trust)
PNC Emerging Markets Equity Fund	Federated Emerging Markets Equity Fund
PNC International Equity Fund	Federated International Equity Fund
PNC International Growth Fund	Federated International Growth Fund

[1] Each Surviving Fund and Reorganizing Fund is sometimes referred to herein as a “Fund.”

[2] Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

[3] “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).